                        American Energy Production Inc.
                               310 Kitty Hawk Rd.
                          Universal City, Texas 78148
                                  210-566-7327

June 1, 2002

PROCO OPPERATING CO. INC
Att: Johnnie Lee Bitters.
P.O. Box 180
Graford, Texas 76446

Dear Mr. Bitters:

         This letter will confirm that or its affiliated assigns (American
Energy Production Inc.) is interested in acquiring substantially all of the assets of. (Proco Operating Co. Inc.), and assuming no liabilities and obligations except as related directly to the acquired assets, if any, on terms that would be mutually agreeable.

         In this letter, (a) Buyer and the Company are sometimes called singularly a "Party" and collectively the "Parties; (b) the shareholders of the
Company are sometimes called the "Shareholders; and (c) Buyer's acquisition of the assets of the Company is sometimes called the "The Acquisition."

         The Parties wish to commence negotiating a definitive written acquisition agreement providing for the Acquisition (a "Definitive Agreement").
Buyer's counsel will be requested by the Parties to prepare the initial draft of the Definitive Agreement. The execution of any such Definitive Agreement would be subject to the satisfactory completion of Buyer's ongoing investigation of the Company's business and would also be subject to approval by Buyer's Board of
Directors.

         Based upon the information currently known to Buyer, it is proposed that the Definitive Agreement include the following terms:

         1. The Company would sell all of its operating oil and gas assets, property, rights, goodwill and business to Buyer at a price (the
            "Purchase Price") of TWO MILLION DOLLARS ($2,000,000.00) payable as defined and adjusted in the Definitive Agreement.

         2. The Definitive Agreement shall contain comprehensive representations and warranties by the Company and the Shareholders to Buyer and would provide comprehensive covenants, indemnities and other protections for the benefit of Buyer, which are customary in transactions of this type.

                                       1

February 14, 2002
Page -2-

         3. The following paragraphs of this letter (the "Binding Provisions")
            are the legally  binding and enforceable agreements of Buyer, the
            Company and the Shareholders.

                  3.1  During the period from the date this letter is signed on behalf of the Company and the Shareholders (the "Signing
                       Date") until the date on which either Party provides the
                       other Party with written notice that negotiations toward
                       a Definitive Agreement are terminated (the "Termination
                       Date"), the Company will afford Buyer full and free
                       access to the Company, its personnel, properties,
                       contracts, books, records and all other documents and
                       data, subject to the confidentiality provisions referred
                       to or described in paragraph 6 of this letter.

                  3.2  Until the later of (a) ninety [90] days after the Signing
                       Date or (b) the Termination Date:

                           3.2.1.   Neither the Company nor the Shareholders
                                    will, directly or indirectly,  through any
                                    representative or otherwise, solicit or
                                    entertain offers from, negotiate with or in
                                    any manner encourage, discuss, accept or
                                    consider any proposal of any other person
                                    relating to the acquisition  of the Company,
                                    its assets or business, in whole or in part,
                                    whether directly or indirectly,  through
                                    purchase, merger, consolidation or otherwise
                                    (other than sales of inventory in the
                                    ordinary course of business); and

                           3.2.2.   Either the Company or any Shareholder will,
                                    as the case may be, immediately notify Buyer
                                    regarding any contact between the Company,
                                    such Shareholder or their respective
                                    representatives and any other person
                                    regarding any such offer or proposal or any
                                    related inquiry.

         4. If (a) either the Company or any Shareholder breaches Paragraph 3 of this letter or the Company provides to Buyer written notice that negotiations toward a Definitive Agreement are terminated, and (b)
            within six [6] months after the date of such breach or the
            Termination Date, as the case may be, either the Company or any
            Shareholder signs a letter of intent or other agreement relating to the acquisition of a material portion of the Company or its capital stock, assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise
            (other than sales of inventory or immaterial portions of the
            Company's assets in the ordinary course of business) and such transaction is ultimately consummated, then, immediately upon the closing of such transaction, the Company will pay to Buyer the sum of Ten Thousand Dollars ($10,000.00). This fee will not serve as the exclusive remedy to Buyer under this letter in the event of a breach by the Company or any Shareholder of Paragraph 3.2 of this letter or any other of the Binding Provisions, and Buyer will be entitled to all other rights and remedies provided by law or in equity.

                                       2

February 14, 2002
Page -3-

         5. During the period from the Signing Date until the Termination  Date, the Company shall operate its business in the ordinary course and refrain from any extraordinary transactions.

         6. Buyer will not disclose or use, and will direct its representatives not to disclose or use to the detriment of the Company,  any
            Confidential Information (as defined below) with respect to the
            Company furnished, or to be furnished,  by either the Company or the
            Shareholders or their respective  representatives to Buyer or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this letter.  For purposes of this Paragraph, "Confidential Information"
            means any information about the Company stamped "confidential" or identified in writing as such to Buyer by the Company  promptly following its disclosure, unless (a) such information is already known to Buyer or its  representatives  or to others not bound by a duty of confidentiality at the time of its disclosure or such information becomes publicly available through no fault of Buyer or its representatives; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Possible  Acquisition;
            or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of the Company,  Buyer will promptly return to the Company or destroy any Confidential Information in its possession and certify in writing to the Company that it has done
            so.

         7. Except as and to the extent required by law, without the prior written consent of the other Party, none of Buyer, the Company or its Shareholders will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding a possible transaction between the Parties or any of the terms, conditions or other aspects of the transaction proposed in this letter. If a Party is required by law to make any such disclosure, it must first provide to the other Party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

         8. Buyer and the Company will be responsible for and bear all of their respective costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Possible Acquisition.

         9. The Binding Provisions constitute the entire agreement between the
            Parties and supersede all prior oral or written agreements, understandings, representations and warranties and courses of conduct and dealing between the Parties on the subject matter thereof. Except as otherwise provided herein, the Binding
            Provisions may be amended or modified only by a writing executed by all of the Parties.

                                       3

February 14, 2002
Page -4-

         10.  The Binding Provisions will be governed by and construed under the laws of the State of Texas without regard to conflicts-of-laws principles.

         11.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, the Binding Provisions may be brought against any of the Parties in the courts of the State of
              Texas, County of Palo, Pinto, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern
              District of Texas, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

         12.  The Binding Provisions will automatically terminate on ninety [90]
              days after the Signing Date, and may be terminated earlier upon written notice by either Party to the other Party unilaterally, for any reason or no reason, with or without cause, at any time, provided, however, that the termination of the Binding Provisions will not affect the liability of a Party for breach of any of the
              Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the parties will have no further
              obligations hereunder, except as stated in Paragraphs 3.2, 4, 6,
              7, 8, 9, 10 and 11, which will survive any such termination.

         13.  This letter may be executed in one or more counterparts, each of which will be deemed to be an original of this letter and all of which, when taken together, will be deemed to constitute one and the same letter.

         14.  The provisions of paragraphs 1and 2 of this letter are intended only as an expression of intent on behalf of Buyer are not intended to be legally binding on Buyer, the Company or the
              Shareholders and are expressly subject to the execution of an appropriate Definitive Agreement.  Moreover,  except as expressly provided in paragraphs 3 through 14 (or as expressly  provided in any binding written agreement that the Parties may enter into in the future),  no past or future  action,  course of conduct or failure to act relating to the  Acquisition, or relating to the negotiation of the terms of the Acquisition or any Definitive
              Agreement,  will give rise to or serve as a basis for any
              obligation or other liability on the part of Buyer, the Company or the Shareholders.

If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our understanding with respect to its subject matter,

                                               Very truly yours,

                                              BUYER:  American Energy Production Inc.
                                                      And its assigns

                                              By:________________________________
                                                      VP of Operations

Agreed to as to the Binding Provisions on June 12, 2002 (the Signing Date.)

COMPANY:   PROCO OPERATING CO. INC.

By:  ________________________
         President, Johnnie Lee Bitters